EXHIBIT 11.2

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (in thousands, except per share data)


                                                              Three Months Ended
                                                                 December 31,
                                                              ------------------
                                                               1997        1996
                                                               ----        ----
Shares

Weighted average number of common
  shares outstanding                                          15,994      12,903
Additional shares assuming exercise
  of stock options                                               574         561
                                                              ------      ------

Weighted average shares outstanding                           16,568      13,464
                                                              ======      ======

Net Income                                                    $3,656      $1,568
                                                              ======      ======

Diluted Earnings Per Share                                    $ 0.22      $ 0.12
                                                              ======      ======
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